Exhibit 99.1

EXCO Resources, Inc.
12377 Merit Drive, Suite 1700, Dallas, Texas 75251
(214) 368-2084 FAX (972) 367-3559

EXCO RESOURCES, INC. ANNOUNCES $1 BILLION ACQUISITION OF EAGLE FORD AND HAYNESVILLE ASSETS

DALLAS, TEXAS, July 3, 2013…EXCO Resources, Inc. (NYSE:XCO) (“EXCO”) today announced that it has entered into definitive agreements to acquire producing and undeveloped oil and gas assets in the Eagle Ford and Haynesville shale formations (“Eagle Ford” and “Haynesville”, respectively) for an aggregate purchase price of approximately $1 billion, subject to closing adjustments and customary terms and conditions, from subsidiaries of Chesapeake Energy Corporation.

Acquisition Highlights:

•	Eagle Ford

◦	Approximately $680 million purchase price

◦	Approximately 55,000 net acres

◦	Approximately 120 total producing wells including 94 Eagle Ford producing wells

◦	Average net production of approximately 6,100 barrels of oil equivalent per day in May

◦	Adds approximately 300 identified drilling locations

◦	Farm-Out option on an additional approximately 147,000 net acres

•	Haynesville

o	Approximately $320 million purchase price

o	Average net production of approximately 114 million cubic feet of natural gas equivalent per day in May

o	Non-operating interests in 170 EXCO operated wells in EXCO core area

▪	Approximately 5,600 net acres

o	Operating interests in 11 operated wells directly offset to EXCO core area

▪	Approximately 4,000 net acres

▪	Adds approximately 55 identified drilling locations

Douglas H. Miller, EXCO’s Chairman and Chief Executive Officer, stated “These acquisitions are consistent with our strategy of targeting opportunities in both existing core areas and new plays. The Eagle Ford acquisition establishes our position in the high value oil core area of the Eagle Ford shale, and delivers immediate production and reserve additions, significant resource potential, and solid economic returns. The Haynesville acquisition adds to our leading core position and provides an expanded platform to apply our technical expertise, best-in-class drilling and completion focus, and project execution skills.”

The effective dates of the Eagle Ford and Haynesville acquisitions are April 1, 2013 and January 1, 2013, respectively. EXCO anticipates completing the transactions in July 2013 with the Haynesville acquisition closing first.

EXCO expects to finance the Haynesville acquisition under the Company’s existing credit agreement. The Haynesville acquisition is subject to an affiliate of BG Group plc.’s preferential right to acquire 50% of the Haynesville properties.

EXCO has secured a financing commitment from J.P. Morgan pursuant to which the existing credit agreement will be replaced with a new credit agreement that has an initial $1.6 billion borrowing base, which includes a $400 million bridge loan tranche, and will be utilized to finance the Eagle Ford acquisition. The undeveloped locations in the Eagle Ford are expected to be drilled and developed under a partnership with entities advised by or affiliated with Kohlberg Kravis Roberts & Co. L.P. (collectively, “KKR”), including KKR Financial Holdings LLC (NYSE:KFN). EXCO and KKR have entered into a non-binding Memorandum of Understanding whereby KKR will fund approximately $133 million, which represents 50% of certain undeveloped acreage included in the Eagle Ford acquisition, and become the drilling capital partner in the Eagle Ford acreage.

EXCO will host a conference call on Monday, July 8, 2013 at 9:00 a.m. (central time) to discuss the contents of this release and respond to questions. Please call (800) 309-5788 if you wish to participate, and ask for the EXCO conference call ID#15101136. The conference call will also be webcast on EXCO’s website at www.excoresources.com under the Investor Relations tab. Presentation materials related to this release will be posted on EXCO’s website on Monday, July 8, 2013.

A digital recording will be available starting two hours after the completion of the conference call until July 22, 2013. Please call (800) 585-8367 and enter conference ID#15101136 to hear the recording. A digital recording of the conference call will also be available on EXCO’s website.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in East Texas, North Louisiana, Appalachia, and West Texas.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman and Chief Executive Officer, Douglas H. Miller, or its President and Chief Operating Officer, Harold L. Hickey, or its Executive Vice President and Chief Financial Officer, Mark F. Mulhern, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Business plans may change as circumstances warrant. In addition, the conditions to closing the transactions contemplated by the definitive purchase agreements may not be met or the anticipated benefits from the proposed transactions may not be fully realized. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission. EXCO undertakes no obligation to publicly update or revise any forward-looking statements.